Exhibit 10.36

February 3, 2022
Heidi Mason
*Address Redacted*

Dear Heidi:

Congratulations!

On behalf of the hiring team at Freddie Mac, I am pleased to extend this offer of employment to you for the position of Executive Vice President – General Counsel, effective on a mutually agreed upon start date, reporting to Michael DeVito, our Chief Executive Officer.

Since 1970, we’ve made home ownership and rental housing more accessible and affordable for more people across the nation. Our promise to seller/servicers, homeowners, renters, investors, and the American taxpayer is simple: we will build a better Freddie Mac and a better housing finance system. It’s a big promise, but one we’ve repeatedly delivered on.

As we look to the future, we need leaders who can continue positioning Freddie Mac as a competitive, innovative force in the industry. With your skills and experiences, you are the right leader, right now, to help us execute on our mission for our customers and win in the commercial marketplace.

Congratulations again, and I look forward to you joining the Freddie Mac team!

Below is an outline of the terms and conditions of your employment with us, including your compensation and benefits, which have been approved by the Compensation & Human Capital Committee of the Board of Directors and Federal Housing Finance Agency (the “FHFA”).

Compensation

Your target total direct compensation (“Target TDC”) will be $2,343,600, which will be pro-rated in the first calendar year of employment based on your date of hire. Your Target TDC will consist of two components – Base Salary and Deferred Salary – that are both paid in cash and are summarized below.

Base Salary – The annualized amount of your Base Salary will be $600,000.

Deferred Salary – The annualized amount of your Deferred Salary will be $1,743,600 and is comprised of two components noted below.

Heidi L. Mason
February 3, 2022

•At-Risk Deferred Salary – This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $703,080, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on both the company’s performance against corporate objectives and your performance against individual objectives. At-Risk Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the second calendar year following the quarter in which it was earned.

•Fixed Deferred Salary – This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary and is equal to $1,040,520. Fixed Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the following calendar year.

Your compensation is governed by the Executive Management Compensation Program (“ECMP”). To participate in the ECMP you must agree to the terms of the ECMP Document, which outlines the terms and conditions of the compensation program for senior officers.

Relocation

You are eligible to participate in the Senior Officer Relocation Program, which will be provided to you under separate cover.

You understand and agree that if you choose to elect to use the Senior Officer Relocation Program, you must use it within two years of your start date.

Benefits

Our stage-in-life benefits and wellness offerings are some of the best in the industry and are customizable for you to meet the unique needs of you and your family—whether at work or at home, on the job or off. As an officer, you will also be eligible to participate in the Supplemental Executive Retirement Program (SERP) after completing one year of service.

The medical, dental and vision benefits you elect will become effective on the first day of the month after your first day of employment. You will automatically be enrolled to contribute to the 401(k) Plan shortly after you begin employment and become eligible for company contributions after one year of service.

During your new hire orientation, we will provide an overview of our comprehensive offerings that you can take advantage of during your career with us.

Administration

As discussed, our background check partner completed the following series of verifications:

•Verified the information you provided on your application
•Completed a formal background check
•Conducted professional references

Heidi L. Mason
February 3, 2022

You must complete the drug screen within two (2) business days of being contacted. Refusal to submit to screening or receiving a positive test score may result in termination of employment. In the event you fail any component of your background check (drug, criminal, etc.) and your employment is terminated, you will not be a Severance Eligible Employee under the Severance policy (3-254).

General Terms and Conditions

Restrictive Covenant and Confidentiality Agreement

The terms of your compensation provided in this letter are contingent upon your agreement to be bound by the terms of the Restrictive Covenant and Confidentiality Agreement, which describes post-employment, non-competition and non-recruitment restrictions as well as restrictions concerning treatment of confidential information.

Recapture and Forfeiture Agreement

The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Recapture and Forfeiture Agreement, which describes the circumstances under which certain compensation is subject to repayment and/or forfeiture.

FHFA’s Review and Approval Authority

The terms and conditions of your compensation have been approved by FHFA. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprise Financial Safety and Soundness Act of 1992, as amended.

Outside Activities and Family Member Activities

During your employment with us, you agree to devote substantially all your time, attention, energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction will not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Employee Trading policy, and except as provided herein.

Employment At-Will

Executive’s employment with the Company shall be "at-will" and not for a fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the "at-will" nature of Executive's employment by the Company. Executive and the Company each retains the right to terminate Executive’s employment at any time, for any reason or no reason.

==================================

Heidi L. Mason
February 3, 2022

During your review of this letter, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

This letter shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter as well as copies of the EMCP, the Recapture and Forfeiture Agreement and the Restrictive Covenant and Confidentiality Agreement.

Heidi, I look forward to having you join the team during this exciting time as we continue making home possible for our customers.

Sincerely,
/s/ Michele Espada______
Michele Espada
Talent Acquisition Leader

/s/ Heidi L. Mason______
Heidi L. Mason
February 4, 2022

4